Exhibit 99.1

Adaptimmune Reports Q1 Financial Results

- Upfront payment of $50m received from Astellas and approximately $90m offering completed -

- Financial guidance confirmed: funded into 2H 2021 -

- Orphan Drug Designation positive opinion for ADP-A2M4 in the EU adds to US FDA ODD and RMAT designations -

- Upcoming presentations at major scientific meetings with data from ADP-A2M4, ADP-A2AFP, and allogeneic programs -

- Conference call to be held today at 8:00 a.m. EDT (1:00 p.m. BST) -

PHILADELPHIA, PA., and OXFORDSHIRE, U.K., May 14, 2020 (GLOBE NEWSWIRE) -- Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in cell therapy to treat cancer, reported financial results for the first quarter ended March 31, 2020.

“After announcing responses in multiple solid tumors in January, we saw increased momentum across our trials during the first quarter of 2020, before the COVID-19 slowdown. At the same time, we raised capital and completed a strategic deal with Astellas putting us in a good financial position,” said Adrian Rawcliffe, Adaptimmune’s Chief Executive Officer. “In the coming months, we will share clinical updates at ASCO and EASL, supporting our goal to bring ADP-A2M4 to market for people with sarcoma in 2022 and to identify the next products and indications that we will take into late-stage development.”

PRESENTATIONS AT MAJOR MEDICAL AND SCIENTIFIC MEETINGS

ADP-A2M4 data at American Society of Clinical Oncology (ASCO) Annual Meeting

•	An oral presentation entitled “Phase 1 Dose Escalation and Expansion Trial to Assess Safety and Efficacy of ADP-A2M4 in Advanced Solid Tumors” will be presented by Dr. David Hong of the MD Anderson Cancer Center
•	A trial-in-progress poster summarizing the ongoing SPEARHEAD-1 Phase 2 trial design in synovial sarcoma and myxoid/round cell liposarcoma (MRCLS) will be presented by Dr. Dejka Araujo of the MD Anderson Cancer Center
•	All ASCO content will be available online at 8:00 a.m. EDT on May 29, 2020 and the Company will issue a clinical update via press release that same day

ADP-A2AFP data at European Association for the Study of the Liver (EASL) International Liver Congress (ILC) 2020

•	An oral presentation entitled “Data from the third dose cohort of an ongoing study with ADP-A2AFP SPEAR T-cells” will be presented by Dr. Bruno Sangro of Clinica Universidad de Navarra
•	A poster summarizing data from the first two Cohorts of the ADP-A2AFP Phase 1 trial to be presented by Dr. Tim Meyer of University College London
•	Due to COVID-19, EASL has postponed the ILC 2020 from April 15-19 to August 25-28, 2020

Allogeneic platform update at American Society for Gene and Cell Therapy (ASGCT) Annual Meeting

•	Poster presented summarizing recent advances in Adaptimmune’s allogeneic program demonstrating the production of engineered T-cells differentiated from human induced pluripotent stem cells (hiPSC)
•	Edited hiPSCs (iT-cells) expressing the ADP-A2M4 TCR can kill cancer targets in vitro
•	Data suggests that, like autologous SPEAR T-cells currently in clinical trials, ADP-A2M4 iT-cells have potential to be an efficacious cell therapy
•	Ability to promote T-cell receptor expression in iT-cells via genetic knock-in at a defined locus offers an opportunity to produce multiple clonal hiPSC banks encoding specific SPEAR TCRs against a range of tumor antigens

FOCUSED ON EXECUTION IN CLINICAL TRIALS

•	Following the positive response data announced in January, there were steady increases in screening across clinical trials during the first quarter before the impact of COVID-19
•	Enrolling in the Expansion Cohort of the ADP-A2AFP trial in liver cancer at doses of up to 10 billion SPEAR T-cells (range 1.2 to 10 billion), after Safety Review Committee endorsed dose escalation
•	All clinical sites are in the process of being initiated for the SPEARHEAD-2 Phase 2 clinical trial, combining ADP-A2M4 with a PD-1 pathway inhibitor in head and neck cancer

PROGRESS TOWARD GOAL OF LAUNCHING ADP-A2M4 IN SARCOMA

•	As announced on April 28, 2020, the European Medicine Agency’s Committee of Orphan Medicinal Products has adopted a positive opinion for Orphan Drug Designation for ADP-A2M4 for the treatment of soft tissue sarcomas
•	The designation provides regulatory and financial incentives

Other corporate news

•	Co-development and co-commercialization agreement with Astellas, through its wholly owned subsidiary Universal Cells, Inc., for stem-cell derived allogeneic CAR-T and TCR T-cell therapies announced in January 2020
•	In Q1 2020, the Company received an upfront payment of $50 million from Astellas. The Company is also entitled to receive research funding of up to $7.5 million per collaboration target per year
•	Adaptimmune and Astellas have now agreed the first collaboration program target for which the companies will develop an allogeneic HLA independent TCR (HiT) therapy
•	Underwritten public offering of 21,000,000 American Depository Shares (ADSs) closed on January 24, 2020, which, together with the full exercise by the underwriters on February 7, 2020 of their option to purchase an additional 3,150,000 ADSs, generated net proceeds of approximately $90 million
•	Gavin Wood appointed as Chief Financial Officer effective April 1, 2020
•	Giles Kerr will retire from the Board effective May 29, 2020, as announced in April 2020

Financial Results for the three-month period ended March 31, 2020

•	Cash / liquidity position: As of March 31, 2020, Adaptimmune had cash and cash equivalents of $86.4 million and Total Liquidity[1] of $196.4 million.

•	Revenue: Revenue from the GSK Collaboration and License Agreement for the three months ended March 31, 2020 was $0.8 million, compared to $nil for the same period in 2019.

•	Research and development (R&D) expenses: R&D expenses for the three months ended March 31, 2020 were $21.3 million, compared to $22.0 million for the same period of 2019.

•	General and administrative (G&A) expenses: G&A expenses for the three months ended March 31, 2020 were $9.3 million, compared to $11.8 million for the same period of 2019. The decrease was primarily driven by reduced salaries and other employee related costs and a reduction in share-based compensation expense.

•	Other income, net: Other income, net for the three months ended March 31, 2020 was $0.9 million, compared to $5.4 million for the same period of 2019. Other income, net primarily comprises unrealized foreign exchange movements, which fluctuate depending on exchange rates and the amount of foreign currency assets and liabilities.

•	Net loss: Net loss attributable to holders of the Company’s ordinary shares for the three month period ended March 31, 2020 was $28.2 million and $(0.04) per ordinary share, compared to $27.4 million and $(0.04) per ordinary share in the same period of 2019.

Financial guidance

The Company believes that its existing cash, cash equivalents and marketable securities will fund the Company’s current operations into the second half of 2021, as further detailed in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, to be filed with the Securities and Exchange Commission following this earnings release.

1 Total liquidity is a non-GAAP financial measure, which is explained and reconciled to the most directly comparable financial measures prepared in accordance with GAAP below.

Conference Call and Webcast Information

The Company will host a live teleconference at 8:00 a.m. EDT (1:00 p.m. BST) today, May 14, 2020. The live webcast of the conference call will be available in the investor section of Adaptimmune’s corporate website at www.adaptimmune.com. An archive will be available after the call at the same address. To participate in the live conference call, please dial (833) 652-5917 (U.S. or Canada) or+1 (430) 775-1624 (International). After placing the call, please ask to be joined into the Adaptimmune conference call and provide the confirmation code (8635337).

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for people with cancer. The Company’s unique SPEAR® (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Annual Report on Form 10-K filed with the SEC on February 27, 2020, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Total Liquidity (a non-GAAP financial measure)

Total Liquidity (a non-GAAP financial measure) is the total of cash and cash equivalents and marketable securities. Each of these components appears in the consolidated balance sheet. The U.S. GAAP financial measure most directly comparable to Total Liquidity is cash and cash equivalents as reported in the consolidated financial statements, which reconciles to Total Liquidity as follows (in thousands):

	March 31,	December 31,
	2020	2019
Cash and cash equivalents	$86,429	$50,412
Marketable securities	110,000	39,130
Total Liquidity	$196,429	$89,542

The Company believes that the presentation of Total Liquidity provides useful information to investors because management reviews Total Liquidity as part of its management of overall liquidity, financial flexibility, capital structure and leverage.

Condensed Consolidated Statement of Operations

(unaudited, in thousands, except per share data)

	Three months ended
	March 31,
	2020	2019
Revenue	$761	$—
Operating expenses
Research and development	(21,264)	(22,019)
General and administrative	(9,261)	(11,773)
Total operating expenses	(30,525)	(33,792)
Operating loss	(29,764)	(33,792)
Interest income	730	952
Other income, net	937	5,430
Loss before income taxes	(28,097)	(27,410)
Income taxes	(70)	(2)
Net loss attributable to ordinary shareholders	$(28,167)	$(27,412)

Net loss per ordinary share
Basic and diluted	$(0.04)	$(0.04)

Weighted average shares outstanding:
Basic and diluted	739,753,371	627,945,243

Condensed Consolidated Balance Sheets

(unaudited, in thousands, except share data)

	March 31,	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$86,429	$50,412
Marketable securities - available-for-sale debt securities	110,000	39,130
Other current assets and prepaid expenses (including current portion of clinical materials)	31,332	30,947
Total current assets	227,761	120,489

Restricted cash	4,331	4,496
Clinical materials	2,611	2,503
Operating lease right-of-use assets, net of accumulated amortization	19,498	20,789
Property, plant and equipment, net of accumulated depreciation of $24,274 (2019: $23,649)	28,674	31,068
Intangibles, net of accumulated amortization	2,366	2,198
Total assets	$285,241	$181,543

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	7,066	6,357
Operating lease liabilities, current	2,590	2,493
Accrued expenses and other accrued liabilities	18,502	23,363
Deferred revenue, current	1,658	2,128
Total current liabilities	29,816	34,341

Operating lease liabilities, non-current	21,829	22,966
Deferred revenue, non-current	46,974	—
Other liabilities, non-current	585	598
Total liabilities	99,204	57,905

Stockholders’ equity
Common stock - Ordinary shares par value £0.001, 785,857,300 authorized and 780,514,340 issued and outstanding (2019: 785,857,300 authorized and 631,003,568 issued and outstanding)	1,139	943
Additional paid in capital	678,319	585,623
Accumulated other comprehensive loss	(9,590)	(7,264)
Accumulated deficit	(483,831)	(455,664)
Total stockholders' equity	186,037	123,638

Total liabilities and stockholders’ equity	$285,241	$181,543

Condensed Consolidated Cash Flow Statement

(unaudited, in thousands)

	Three months ended
	March 31,
	2020	2019
Cash flows from operating activities
Net loss	$(28,167)	$(27,412)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	1,711	1,828
Amortization	180	167
Share-based compensation expense	1,448	3,479
Unrealized foreign exchange gains	(1,745)	(5,095)
Other	145	(39)
Changes in operating assets and liabilities:
Increase in receivables and other operating assets	(3,193)	(6,659)
Increase in non-current operating assets	(259)	(19)
Decrease in payables	(2,708)	(2,453)
Increase in deferred revenue	49,445	—
Net cash provided by (used in) operating activities	16,857	(36,203)

Cash flows from investing activities
Acquisition of property, plant and equipment	(192)	(904)
Acquisition of intangibles	(152)	(205)
Maturity or redemption of marketable securities	26,364	22,669
Investment in marketable securities	(97,967)	(3,904)
Net cash (used in) provided by investing activities	(71,947)	17,656

Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs of $979	90,550	—
Proceeds from exercise of stock options	894	36
Net cash provided by financing activities	91,444	36

Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(502)	425
Net increase (decrease) in cash and cash equivalents	35,852	(18,086)
Cash, cash equivalents and restricted cash at start of period	54,908	72,476
Cash, cash equivalents and restricted cash at end of period	$90,760	$54,390

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez — VP, Communications and Investor Relations

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. — Senior Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com